Exhibit 99.1

[LOGO]  RENAISSANCE CAPITAL
        GROWTH & INCOME FUND III, INC.



               RENAISSANCE CAPITAL GROWTH & INCOME FUND III, INC.
               RECEIVES STAFF DETERMINATION LETTER FROM NASDAQ
                       RELATED TO DELAYED FORM 10-K FILING


PRESS RELEASE                                              FOR IMMEDIATE RELEASE
-------------                                              ---------------------


         DALLAS, Texas, April 16, 2004, Renaissance Capital Growth & Income Fund III, Inc., (NASDAQ:RENN), a leading convertible closed-end fund, announced that due to the previously announced delay in filing its Form 10-K for the period ending December 31, 2003 as required by Marketplace Rule 4310(c)(14), it has received a standard notice of delisting by NASDAQ. RENN III will request a hearing with NASDAQ regarding its stock listing status next week and NASDAQ will then determine the hearing date. RENN III stock will continue to trade on the NASDAQ National Market pending final decision of the NASDAQ Listing Qualifications Panel. The letter also indicated that the Fund's stock ticker symbol will become "RENNE" beginning on April 20, 2004 and continuing throughout the filing delinquency period.

         As previously reported the delay in filing the Form 10-K has been occasioned by the need to await resolution of issues that have been raised by staff of the Securities and Exchange Commission ("SEC") with respect to the interpretation of rules regarding the calculation of certain fees paid by RENN III to its adviser, Renn Capital Group, Inc. RENN III and its adviser are currently in discussions with the staff of the SEC concerning these issues.

         RENN III believes that the resolution of these issues will not have a negative impact on net asset value and could have a positive impact. The Company's auditor has declined to issue an audit report on the Company's financial statements pending resolution of the issues identified by the SEC Staff. In the absence of the auditor's report, RENN III is unable to file its Form 10-K. RENN III expects to file its Form 10-K promptly upon the resolution of these matters.


                                      # # #

FORWARD LOOKING STATEMENTS
Renaissance Capital Growth & Income Fund III, Inc., is a business-development company concentrating on investing in emerging growth companies, including investment in private placements of convertible securities. This report contains forward-looking statements. Such statements reflect the current views of the Fund with respect to future events and are subject to certain risks, uncertainties, and assumptions. Although the Fund believes that the expectations reflected in such forward-looking statements are reasonable, should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual future results or events may vary materially from those described herein. Past performance is not indicative of future results. For additional information, please visit www.rencapital.com.

INVESTOR CONTACT:
Renaissance Capital Group, Inc.
Michelle Sparks:  214-891-8294
invrel@rencapital.com